Filed Pursuant to Rule 424(b)(3)
Registration No. 333-292523
PROSPECTUS

Femasys Inc.

68,416,943 Shares

Common Stock
This prospectus relates to the offer and resale from time to time by the selling stockholders named in this prospectus of up to an aggregate of 68,416,943 shares of our common stock, par value $0.001 per share. These shares consist of (i) 19,281,254 shares of common stock issuable upon conversion of senior secured convertible notes, (ii) 16,378,563 shares of common stock issuable upon the exercise of Series A-1 common stock purchase warrants, (iii) 16,378,563 shares of common stock issuable upon the exercise of Series B-1 common stock purchase warrants and (iv) 16,378,563 shares of common stock issuable upon the exercise of Series C-1 common stock purchase warrants, in each case, that were initially issued in a private placement to certain institutional and accredited investors as part of a private placement completed on two closings, November 7, 2025 and November 26, 2025.
Our registration of the securities covered by this prospectus does not mean that the selling stockholders will offer or sell any of the shares of common stock. The selling stockholders may sell or otherwise dispose of the shares of common stock publicly or through private transactions at prevailing market prices or at negotiated prices. We provide more information about how the selling stockholders may sell their shares in the section entitled “Plan of Distribution.”
We will not receive any proceeds from the sale of shares of common stock by the selling stockholders. We will, however, receive the proceeds from any exercise of the warrants for cash.
Our common stock is listed on the Nasdaq Capital Market (“Nasdaq”) under the symbol “FEMY.” On December 30, 2025, the last reported per share price of our common stock on the Nasdaq was $0.5730 per share.
Investing in our common stock involves a high degree of risk. Before deciding whether to invest in our securities, you should consider carefully the risks that we have described under the caption “Risk Factors” in the documents incorporated by reference into this prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is January 9, 2026.

i

ABOUT THIS PROSPECTUS
We urge you to read carefully this prospectus, together with the information incorporated herein by reference as described under “Incorporation of Certain Documents by Reference” before buying any of the securities offered.
This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission (the “SEC”) under which the selling stockholders named herein may, from time to time, offer and sell or otherwise dispose of the securities covered by this prospectus.
A prospectus supplement may add, update or change information included in this prospectus. You should read both this prospectus and any applicable prospectus supplement together with additional information described below under the heading “Where You Can Find Additional Information.”
You should rely only on the information contained or incorporated by reference in this prospectus and any applicable prospectus supplement. Neither we nor the selling stockholders have authorized anyone to provide you with different information, and if anyone provides, or has provided you, with different or inconsistent information, you should not rely on it. We and the selling stockholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby and only under circumstances and in jurisdictions where it is lawful to do so. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities, in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, any prospectus supplement or in the documents incorporated by reference herein is accurate only as of the date of the document containing the information, regardless of the time of delivery of this prospectus or any applicable prospectus supplement or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.
For investors outside of the United States, neither we nor the selling stockholders have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about, and to observe any restrictions relating to, this offering and the distribution of this prospectus outside of the United States.
INDUSTRY AND MARKET DATA
This prospectus and the information incorporated by reference herein contain market and industry statistics that are based on various sources that we believe is accurate. It is generally based on academic and other publications that are not produced for purposes of securities offerings or economic analysis. We believe the data contained in these reports or publications to be reliable as of the date of this prospectus, but there can be no assurance as to the accuracy or completeness of such information. We have not independently verified the market and industry data obtained from these sources. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and the additional uncertainties accompanying any estimates of future market size, revenue and market acceptance of products and services.
ii

THE COMPANY
This summary highlights information contained in other parts of this prospectus or incorporated by reference into this prospectus from our filings with the Securities and Exchange Commission (the “SEC”). As it is only a summary, it does not contain all of the information that you should consider before purchasing our securities and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere or incorporated by reference into this prospectus. You should read the entire prospectus, the registration statement of which this prospectus is a part, and the information incorporated by reference herein in their entirety, including the “Risk Factors” and our financial statements and the related notes contained in and incorporated by reference into this prospectus, before purchasing our securities.
Unless the context indicates otherwise, references in this prospectus to “Femasys,” “Company,” “we,” “us” and “our” refer to Femasys Inc., a Delaware corporation.
Business Overview
We are a leading biomedical innovator, addressing significant unmet needs in women’s health worldwide, with a broad patent-protected portfolio of disruptive, accessible, in-office therapeutic and diagnostic products. We are a U.S. manufacturer that has received global regulatory approvals for its product portfolio worldwide, and its products are currently being commercialized in the U.S. and key international markets. FemaSeed® Intratubal Insemination, a groundbreaking infertility treatment delivering sperm directly to the site of conception, is U.S. FDA-cleared and approved in Europe, United Kingdom (“UK”), Canada, Israel, Australia and New Zealand. A peer-reviewed publication of positive data from its pivotal clinical trial of FemaSeed demonstrated effectiveness and safety with high satisfaction from both patients and practitioners. FemSperm™, which includes a setup up, prep and analysis kit, expand our infertility portfolio and, for the first time, enables gynecologists to perform in-office sperm preparation and analysis for FemaSeed. FemVue®, a companion diagnostic for fallopian tube assessment via ultrasound, is U.S. FDA-cleared and approved in Europe, UK, Canada, Japan, Israel, Australia and New Zealand. FemCerv®, an endocervical tissue sampler for cervical cancer diagnosis, is U.S. FDA-cleared and approved in Europe, UK, Canada, Israel and New Zealand. FemVue Controlled is US FDA-cleared diagnostic device designed for controlled delivery of a consistent alternating pattern of saline and air as contrast media during ultrasound imaging to evaluate fallopian tube status. The next-generation device integrates features of FemVue and FemChec® technologies into a single platform, enabling multiple clinical uses within one solution, including confirmation of tubal patency prior to use with FemaSeed. FemBloc® permanent birth control is a revolutionary first-in-class non-surgical solution, which involves minimally-invasive placement of a patented delivery system for precise delivery of our proprietary synthetic tissue adhesive (blended polymer) into both fallopian tubes simultaneously. Over time, the blended polymer fully degrades and produces nonfunctional scar tissue to permanently block the fallopian tubes in a safe and natural approach. This is in stark contrast to centuries-old surgical sterilization with reported risks that include infection, minor or major bleeding, injury to nearby organs, anesthesia-related events, and even death. Along with the various surgical risks, some patients may not qualify as good surgical candidates due to obesity or medical comorbidities. The FemBloc non-surgical approach has the potential to offer a safer, more accessible in-office alternative with fewer risks, contraindications, and substantially lower cost. A peer-reviewed publication of positive data from its initial clinical trials of FemBloc has demonstrated compelling effectiveness and five-year safety with high satisfaction from both patients and practitioners. In March 2025, we announced Conformité Européenne (“CE”) mark certification under European Union (“EU”) Medical Device Regulation (“MDR”) as the first regulatory approval in the world for the FemBloc delivery system for non-surgical female permanent birth control and in June 2025, we announced CE mark certification under EU MDR for the class III blended polymer component, achieving approval for the entire FemBloc system in the EU. In August and September 2025, we announced UK and New Zealand regulatory approval, respectively, for FemBloc. In March and September 2025, we announced strategic distribution partnerships for FemBloc in Spain and France/Benelux region, respectively. The pivotal clinical trial (clinicaltrials.gov: NCT05977751) is now enrolling participants for U.S. approval. FemChec, is a companion diagnostic product for FemBloc’s ultrasound-based confirmation test, is U.S. FDA-cleared and approved in Europe, UK, Canada, Israel, Australia and New Zealand. FemCath® is U.S. FDA-cleared and approved in Europe, Canada and Israel for selective fallopian tube evaluation. We are a woman-founded and led company with an expansive, internally created intellectual property portfolio with over 200 issued patents globally, in-house chemistry, manufacturing, and controls (CMC) and device manufacturing capabilities and proven ability to develop products with commercialization efforts underway. Our suite of products and U.S. product candidate address what we believe are multi-billion dollar global market segments in which there has been little advancement for many years, helping women avoid pharmaceutical solutions, implants and surgery that can be expensive and expose women to harm.

November 2025 Private Placement
On November 3, 2025, we entered into a Securities Purchase Agreement (the “Purchase Agreement”) with certain accredited investors (the “Investors”), pursuant to which we agreed to sell to the Investors: (i) senior secured convertible notes (the “Notes”) convertible into shares of common stock, par value $0.001 per share (“common stock”) at a conversion price of $0.73 per share, (ii) Series A-1 Warrants to purchase shares of common stock at an exercise price of $0.81 per share (the “Series A-1 Warrants”), (iii) Series B-1 Warrants to purchase shares of common stock at an exercise price of $0.92 per share (the “Series B-1 Warrants”), and (iv) Series C-1 Warrants to purchase shares of common stock at an exercise price of $1.10 per share (the “Series C-1 Warrants”, and together with the Series A-1 Warrants and Series B-1 Warrants, the “Warrants,” and, together with the Notes, the “Securities”) (collectively, the “Private Placement”). The closing of the Private Placement occurred on two closing dates, first on November 7, 2025 (the “First Closing Date”) and then on November 26, 2025 (the “Second Closing Date”), in each case, subject to the satisfaction of customary closing conditions.
On the First Closing Date, we issued (i) Notes in an aggregate principal amount of $8,025,000.66, initially convertible into 10,953,165 shares of common stock (ii) Series A-1 Warrants to purchase up to an aggregate of 10,953,165 shares of common stock, (iii) Series B-1 Warrants to purchase up to an aggregate of 10,953,165 shares of common stock, and (iv) Series C-1 Warrants to purchase up to an aggregate of 10,953,165 shares of common stock.
On the Second Closing Date, we issued (i) Notes in an aggregate principal amount of $3,974,999.24, initially convertible into 5,425,398 shares of common stock, (ii) Series A-1 Warrants to purchase up to an aggregate of 5,425,398 shares of common stock, (iii) Series B-1 Warrants to purchase up to an aggregate of 5,425,398 shares of common stock, and (iv) Series C-1 Warrants to purchase up to an aggregate of 5,425,398 shares of common stock. The aggregate gross proceeds from the Private Placement were approximately $12 million. We expect to use the net proceeds from the Private Placement to repay in full our senior convertible notes issued in November 2023 no later than their stated maturity and for working capital and other general corporate purposes.
Corporate Information
We were incorporated in February 2004 as a Delaware corporation under the name Femasys Inc. Our principal executive office is located at 3950 Johns Creek Court, Suite 100, Suwanee, Georgia, 30024, and our telephone number is (770) 500-3910. Our website address is www.femasys.com. The information set forth on, or connected to, our website is expressly not incorporated by reference into, and does not constitute a part of, this prospectus. We have included our website address as an inactive textual reference only.
Implications of Being an Emerging Growth Company and a Smaller Reporting Company
We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012. We will remain an emerging growth company until the earliest to occur of: the last day of the fiscal year in which we have more than $1.235 billion in annual revenue; the date we qualify as a “large accelerated filer,” with at least $700 million of equity securities held by non-affiliates; the issuance, in any three-year period, by us of more than $1 billion in non-convertible debt securities; and the last day of the fiscal year ending after the fifth anniversary of our initial public offering. We refer to the Jumpstart Our Business Startups Act of 2012 herein as the “JOBS Act,” and any reference herein to “emerging growth company” has the meaning ascribed to it in the JOBS Act.
An emerging growth company may take advantage of reduced reporting requirements that are otherwise applicable to public companies. These provisions include, but are not limited to:
•
being permitted to present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations in this prospectus;

•	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended;
•	reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements; and
•	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We have elected to take advantage of certain of the reduced disclosure obligations in our filings with the U.S. Securities and Exchange Commission, or the SEC. As a result, the information that we provide to our stockholders may be different than you might receive from other public reporting companies in which you hold equity interests.
The JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. We have elected not to take advantage of such extended transition period, which means that we will adopt a new standard when it is issued or revised.
We are also a “smaller reporting company,” meaning that the market value of our shares held by non-affiliates plus the proposed aggregate amount of gross proceeds to us as a result of this offering is less than $700 million and our annual revenue was less than $100 million during the most recently completed fiscal year. We may continue to be a smaller reporting company after this offering if either (i) the market value of our shares held by non-affiliates is less than $250 million or (ii) our annual revenue was less than $100 million during the most recently completed fiscal year and the market value of our shares held by non-affiliates is less than $700 million. If we are a smaller reporting company at the time we cease to be an emerging growth company, we may continue to rely on exemptions from certain disclosure requirements that are available to smaller reporting companies. Specifically, as a smaller reporting company, we may choose to present only the two most recent fiscal years of audited financial statements in our Annual Report on Form 10-K and have reduced disclosure obligations regarding executive compensation, and, similar to emerging growth companies, if we are a smaller reporting company with less than $100 million in annual revenue, we would not be required to obtain an attestation report on internal control over financial reporting issued by our independent registered public accounting firm.

OFFERING SUMMARY
Common stock that may be offered by selling stockholders
68,416,943 shares, which are comprised of (i) 19,281,254 shares of common stock issuable upon conversion of senior secured convertible notes, (ii) 16,378,563 shares of common stock issuable upon the exercise of Series A-1 common stock purchase warrants, (iii) 16,378,563 shares of common stock issuable upon the exercise of Series B-1 common stock purchase warrants and (iv) 16,378,563 shares of common stock issuable upon the exercise of Series C-1 common stock purchase warrants.
Use of proceeds
The selling stockholders will receive all the net proceeds from the sale of the shares offered pursuant to this prospectus. We will not receive any of the proceeds from these sales. However, we will receive proceeds from the exercise of the Warrants if exercised for cash.
Plan of Distribution
The selling stockholders may sell or otherwise dispose the shares of our common stock covered by this prospectus in a number of different ways and at varying prices. For further information, see “Plan of Distribution” beginning on page 11.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus and the documents incorporated by reference herein contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We have based these forward-looking statements on our current expectations and beliefs about future developments or events and their potential effects on us. Forward-looking statements generally relate to future events or our future financial or operating performance. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “could,” “would,” “expects,” “intend,” “plans,” “target,” “anticipates,” “believes,” “estimates,” “contemplate,” “projects,” “predicts,” “potential” and similar expressions intended to identify forward-looking statements. These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions about us that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Important factors that may cause such differences include, but are not limited to:
•	our ability to obtain additional financing to fund commercialization of our products and fund our operations;
•	our ability to obtain additional financing to fund the clinical development of our U.S. product candidate FemBloc® permanent birth control;
•	our ability to U.S. Food and Drug Administration (“FDA”) approval for our U.S. product candidate, FemBloc, for permanent birth control;
•	our ability to successfully grow sales of FemaSeed® intratubal insemination in the U.S.
•	our ability to successfully grow sales of FemBloc permanent birth control in the European Union;
•	estimates regarding the total addressable market for our products and U.S. product candidate;
•	competitive companies and technologies in our industry;
•	our business model and strategic plans for our products, product candidate, technologies and business, including our implementation thereof;
•	commercial success and market acceptance of our products and U.S. product candidate;
•	our ability to achieve and maintain adequate levels of coverage or reimbursement for FemBloc or any future product candidates, and our products we seek to commercialize;
•	our ability to accurately forecast customer demand for our products and U.S. product candidate, and manage our inventory;
•
our ability to build, manage and maintain our direct sales and marketing organization, and to market and sell our FemaSeed artificial insemination product, FemBloc permanent birth control system, and women-specific medical product solutions in markets in and outside of the United States;

•	our ability to establish, maintain, grow or increase sales and revenues;
•	our expectations about market trends;
•	our ability to continue operating as a going concern;
•	the ability of our clinical trials to demonstrate safety and effectiveness of our U.S. product candidate, FemBloc and other positive results;
•	our ability to enroll subjects in the clinical trial for our U.S. product candidate, FemBloc in order to advance the development thereof on a timely basis;
•
our ability to manufacture our products and U.S. product candidate, if approved, in compliance with applicable laws, regulations and requirements and to oversee third-party suppliers, service providers and vendors in the performance of any contracted activities in accordance with applicable laws, regulations and requirements;

•	our ability to hire and retain our senior management and other highly qualified personnel;
•	FDA or other U.S. or foreign regulatory actions affecting us or the healthcare industry generally, including healthcare reform measures in the United States and international markets;

•	the timing or likelihood of regulatory filings and approvals or clearances;
•	our ability to establish and maintain intellectual property protection for our products and U.S. product candidate and our ability to avoid claims of infringement;
•	the volatility of the trading price of our common stock; and
•	the risks discussed in Part I, Item 1A, Risk Factors, included in our most recent Annual Report on Form 10-K and those discussed in other documents we file from time to time with the SEC.
We discuss many of these and other risks and uncertainties in greater detail under the heading “Risk Factors” in our most recent Annual Report on Form 10-K, as updated in our subsequent Quarterly Reports on Form 10-Q. You should read this prospectus, as well as the documents incorporated by reference into this prospectus, completely and with the understanding that our actual future results, performance and achievements may be materially different from what we expect. We qualify all of the forward-looking statements in the foregoing documents by these cautionary statements.
You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in our forward-looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance or events and circumstances described in the forward-looking statements will be achieved or will occur. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of any forward-looking statements. We undertake no obligation to update publicly any forward-looking statements for any reason after the date of this prospectus to conform these statements to actual results or to changes in our expectations, except as required by law.

USE OF PROCEEDS
We will not receive any proceeds from the sale of shares of our common stock by the selling stockholders identified in this prospectus. However, we will receive proceeds from the exercise of the Warrants for cash. We expect to use these proceeds for working capital purposes. We will have broad discretion over the use of proceeds from the exercise of the Warrants. There is no assurance that the holders of the Warrants will elect to exercise any or all of such Warrants. The Warrants contain a “cashless exercise” feature that allows the holders to exercise any of such Warrants without making a cash payment to us if there is not an effective registration statement covering the resale of the shares issuable upon exercise of such Warrants.

SELLING STOCKHOLDERS
The shares of common stock being offered by the selling stockholders are those issuable to the selling stockholders upon conversion of the Notes and exercise of the Warrants. For additional information regarding the issuance of the Notes and the Warrants, see “Summary – November 2025 Private Placement” above. We are registering the shares of common stock in order to permit the selling stockholders to offer the shares for resale from time to time. Except for the ownership of the Notes and the Warrants issued pursuant to the Securities Purchase Agreement, and other than as disclosed in this prospectus, the selling stockholders have not had any material relationship with us within the past three years.
The table below lists the selling stockholders and other information regarding the beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder) of the shares of common stock held by each of the selling stockholders. The second column lists the number of shares of common stock beneficially owned by the selling stockholders, based on their respective ownership of shares of common stock, Notes and Warrants, as of December 30, 2025, assuming conversion of the Notes and exercise of the Warrants held by each such selling stockholder on that date but not taking account of any limitations on conversion and exercise set forth therein.
The third column lists the shares of common stock being offered by this prospectus by the selling stockholders and does not take in account any limitations on (i) conversion of the Notes set forth therein or (ii) exercise of the Warrants set forth therein.
In accordance with the terms of a registration rights agreement with the holders of the Notes and the Warrants, this prospectus generally covers the resale of the sum of (i) the maximum number of shares of common stock issued or issuable pursuant to the Notes, including payment of interest on the Notes through November 7, 2027, and (ii) the maximum number of shares of common stock issued or issuable upon exercise of the Warrants, in each case, determined as if the outstanding Notes (including interest on the Notes through November 7, 2027) and Warrants were converted or exercised (as the case may be) in full (without regard to any limitations on conversion or exercise contained therein solely for the purpose of such calculation) at the conversion price or exercise price (as the case may be) calculated as of the trading day immediately preceding the date this registration statement was initially filed with the SEC. Because the conversion price of the Notes and the exercise price of the Warrants may be adjusted, the number of shares that will actually be issued may be more or less than the number of shares being offered by this prospectus. The fourth column assumes the sale of all of the shares offered by the selling stockholders pursuant to this prospectus.
Under the terms of the Notes and the Warrants, each of the Notes and Warrants are subject to a conversion limitation and exercise limitation, as applicable, pursuant to Nasdaq Listing Rule 5635(d) which limits the aggregate number of shares issuable upon conversion or exercise, as applicable, to 19.99% of the shares or common stock outstanding as of the date of the Securities Purchase Agreement, unless and until stockholder approval has been obtained. The number of shares in the second column does not reflect these limitations. The selling stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

Name of Selling Stockholder	Number of shares of Common Stock Beneficially Owned Prior to Offering	Maximum Number of shares of Common Stock to be Sold Pursuant to this Prospectus	Number of shares of Common Stock Owned After Offering
Jorey Chernett	36,404,659	32,355,515(1)	4,049,144
Daniel Herr and Lauren Rimoin Living	18,792,984	17,104,237(2)	1,688,747
MK Plumeria, LLC	2,802,272	1,140,282(3)	1,661,990
HFCG, LLC	9,122,257	9,122,257(4)	—
Kenneth D. Eichenbaum	452,616	427,606(5)	25,010
Caleb Porter	427,606	427,606 (6)	—
Richard Molinsky	427,606	427,606 (7)	—
Kathy Lee-Sepsick	717,921	285,071(8)	432,850
Dov Elefant	200,971	142,535(9)	58,436
Charles Larsen	198,521	142,535(10)	55,986
Iroquois Capital Investment Group, LLC	3,705,917	3,705,917(11)	—
Iroquois Master Fund Ltd	1,995,494	1,995,494(12)	—

Name of Selling Stockholder	Number of shares of Common Stock Beneficially Owned Prior to Offering	Maximum Number of shares of Common Stock to be Sold Pursuant to this Prospectus	Number of shares of Common Stock Owned After Offering
Aramas Series Trading Platform LLC - Special Opportunities 1 Series	1,200,841	1,140,282(13)	60,559

(1)
Represents (i) (x) 1,124,740 shares of our common stock issuable to Jorey Chernett and (y) 7,993,687 shares of our common stock issuable to Pointillist Global Macro Series of Pointillist Partners LLC (“Pointillist”), in each case upon conversion of the Notes; (ii) (x) 955,416 shares of our common stock issuable to Jorey Chernett and (y) 6,790,280 shares of our common stock issuable to Pointillist, in each case upon exercise of the Series A-1 Warrants; (iii) (x) 955,416 shares of our common stock issuable to Jorey Chernett and (y) 6,790,280 shares of our common stock issuable to Pointillist, in each case upon exercise of the Series B-1 Warrants; and (iv) (x) 955,416 shares of our common stock issuable to Jorey Chernett and (y) 6,790,280 shares of our common stock issuable to Pointillist, in each case upon exercise of the Series C-1 Warrants. The Notes and the Warrants are subject to a beneficial ownership limitation of 9.99%, which does not permit the selling shareholder to convert that portion of the Notes or to exercise that portion of the Warrants that would result in the selling shareholder and his affiliates owning, after exercise, a number of shares of our common stock in excess of the beneficial ownership limitation. The amounts and percentages in the third column of the table do not give effect to the 9.99% beneficial ownership limitation, if applicable.

(2)
Represents (i) 4,820,314 shares of our common stock issuable to Daniel Herr and Lauren Rimoin Living Trust (“Trust”) upon conversion of the Notes; (ii) 4,094,641 shares of our common stock issuable to Trust upon exercise of the Series A-1 Warrants, (iii) 4,094,641 shares of our common stock issuable to Trust upon exercise of the Series B-1 Warrants, and (iv) 4,094,641 shares of our common stock issuable to Trust upon exercise of the Series C-1 Warrants. The Notes and the Warrants are subject to a beneficial ownership limitation of 9.99%, which does not permit the selling shareholder to convert that portion of the Notes or to exercise that portion of the Warrants that would result in the selling shareholder and its affiliates owning, after exercise, a number of shares of our common stock in excess of the beneficial ownership limitation. The amounts and percentages in the third column of the table do not give effect to the 9.99% beneficial ownership limitation, if applicable. Daniel Herr has voting control over securities held by Trust. Dauntless Investment Group, LLC (“Dauntless”) is a Delaware limited liability company that serves as investment advisor to Trust and has investment discretion with respect to securities held by Trust. As a result of the foregoing, each of Mr. Herr and Dauntless may be deemed to be the beneficial owner (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the securities held by Trust. The principal business address of Dauntless is 3283 Foxfire Dr., Milford, MI 48380. This information is based solely on information provided by Trust on December 30, 2025.

(3)
Represents (i) 321,354 shares of our common stock issuable to MK Plumeria, LLC (“MK Plumeria”) upon conversion of the Notes, (ii) 272,976 shares of our common stock issuable to MK Plumeria upon exercise of the Series A-1 Warrants, (iii) 272,976 shares of our common stock issuable to MK Plumeria upon exercise of the Series B-1 Warrants, and (iv) 272,976 shares of our common stock issuable to MK Plumeria upon exercise of the Series C-1 Warrants. The Notes and the Warrants are subject to a beneficial ownership limitation of 9.99%, which does not permit the selling shareholder to convert that portion of the Notes or to exercise that portion of the Warrants that would result in the selling shareholder and its affiliates owning, after exercise, a number of shares of our common stock in excess of the beneficial ownership limitation. The amounts and percentages in the third column of the table do not give effect to the 9.99% beneficial ownership limitation, if applicable. Daniel Herr has voting control over securities held by MK Plumeria. Dauntless serves as investment advisor to MK Plumeria and has investment discretion with respect to securities held by MK Plumeria. As a result of the foregoing, each of Mr. Herr and Dauntless may be deemed to be the beneficial owner (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the securities held by MK Plumeria. The principal business address of Dauntless is 3283 Foxfire Dr., Milford, MI 48380. This information is based solely on information provided by MK Plumeria on December 30, 2025.

(4)
Represents (i) 2,570,833 shares of our common stock issuable to HFCG, LLC (“HFCG”) upon conversion of the Notes, (ii) 2,183,808 shares of our common stock issuable to HFCG upon exercise of the Series A-1 Warrants, (iii) 2,183,808 shares of our common stock issuable to HFCG upon exercise of the Series B-1 Warrants and (iv) 2,183,808 shares of our common stock issuable to HFCG upon exercise of the Series C-1 Warrants. The Notes and the Warrants are subject to a beneficial ownership limitation of 9.99%, which does not permit the selling shareholder to convert that portion of the Notes or to exercise that portion of the Warrants that would result in the selling shareholder and its affiliates owning, after exercise, a number of shares of our common stock in excess of the beneficial ownership limitation. The amounts and percentages in the third column of the table do not give effect to the 9.99% beneficial ownership limitation, if applicable. Matthew Okkerse has voting control over securities held by HFCG. Dauntless serves as investment advisor to HFCG and has investment discretion with respect to securities held by HFCG. As a result of the foregoing, each of Mr. Herr and Dauntless may be deemed to be the beneficial owner (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the securities held by HFCG. The principal business address of Dauntless is 3283 Foxfire Dr., Milford, MI 48380. This information is based solely on information provided by HFCG on December 30, 2025.

(5)
Represents (i) 120,508 shares of our common stock issuable to Kenneth D. Eichenbaum upon conversion of the Notes, (ii) 102,366 shares of our common stock issuable to Mr. Eichenbaum upon exercise of the Series A-1 Warrants, (iii) 102,366 shares of our common stock issuable to Mr. Eichenbaum upon exercise of the Series B-1 Warrants, and (iv) 102,366 shares of our common stock issuable to Mr. Eichenbaum upon exercise of the Series C-1 Warrants. The Notes and the Warrants are subject to a beneficial ownership limitation of 4.99%, which does not permit the selling shareholder to convert that portion of the Notes or to exercise that portion of the Warrants that would result in the selling shareholder and his affiliates owning, after exercise, a number of shares of our common stock in excess of the beneficial ownership limitation. The amounts and percentages in the third column of the table do not give effect to the 4.99% beneficial ownership limitation, if applicable.

(6)
Represents (i) 120,508 shares of our common stock issuable to Caleb Porter upon conversion of the Notes, (ii) 102,366 shares of our common stock issuable to Mr. Porter upon exercise of the Series A-1 Warrants, (iii) 102,366 shares of our common stock issuable to Mr. Porter upon exercise of the Series B-1 Warrants, and (iv) 102,366 shares of our common stock issuable to Mr. Porter upon exercise of the Series C-1 Warrants. The Notes and the Warrants are subject to a beneficial ownership limitation of 4.99%, which does not permit the selling shareholder to convert that portion of the Notes or to exercise that portion of the Warrants that would result in the selling shareholder and his affiliates owning, after exercise, a number of shares of our common stock in excess of the beneficial ownership limitation. The amounts and percentages in the third column of the table do not give effect to the 4.99% beneficial ownership limitation, if applicable.

(7)
Represents (i) 120,508 shares of our common stock issuable to Richard Molinsky upon conversion of the Notes, (ii) 102,366 shares of our common stock issuable to Mr. Molinsky upon exercise of the Series A-1 Warrants, (iii) 102,366 shares of our common stock issuable to Pointillist upon exercise of the Series B-1 Warrants, and (iv) 102,366 shares of our common stock issuable to Mr. Molinsky upon exercise of the Series C-1 Warrants. The Notes and the Warrants are subject to a beneficial ownership limitation of 4.99%, which does not permit the selling shareholder to convert that portion of the Notes or to exercise that portion of the Warrants that would result in the selling shareholder and his affiliates owning, after exercise, a number of shares of our common stock in excess of the beneficial ownership limitation. The amounts and percentages in the third column of the table do not give effect to the 4.99% beneficial ownership limitation, if applicable.
(8)
Represents (i) 80,339 shares of our common stock issuable to Kathy Lee-Sepsick upon conversion of the Notes, (ii) 68,244 shares of our common stock issuable to Ms. Lee-Sepsick upon exercise of the Series A-1 Warrants, (iii) 68,244 shares of our common stock issuable to Ms. Lee-Sepsick upon exercise of the Series B-1 Warrants, and (iv) 68,244 shares of our common stock issuable to Ms. Lee-Sepsick upon exercise of the Series C-1 Warrants. The Notes and the Warrants are subject to a beneficial ownership limitation of 4.99%, which does not permit the selling shareholder to convert that portion of the Notes or to exercise that portion of the Warrants that would result in the selling shareholder and her affiliates owning, after exercise, a number of shares of our common stock in excess of the beneficial ownership limitation. The amounts and percentages in the third column of the table do not give effect to the 4.99% beneficial ownership limitation, if applicable. Ms. Lee-Sepsick is our President and Chief Executive Officer.

(9)
Represents (i) 40,169 shares of our common stock issuable to Dov Elefant upon conversion of the Notes, (ii) 34,122 shares of our common stock issuable to Mr. Elefant upon exercise of the Series A-1 Warrants, (iii) 34,122 shares of our common stock issuable to Mr. Elefant upon exercise of the Series B-1 Warrants, and (iv) 34,122 shares of our common stock issuable to Mr. Elefant upon exercise of the Series C-1 Warrants. The Notes and the Warrants are subject to a beneficial ownership limitation of 4.99%, which does not permit the selling shareholder to convert that portion of the Notes or to exercise that portion of the Warrants that would result in the selling shareholder and his affiliates owning, after exercise, a number of shares of our common stock in excess of the beneficial ownership limitation. The amounts and percentages in the third column of the table do not give effect to the 4.99% beneficial ownership limitation, if applicable. Mr. Elefant is our Chief Financial Officer.

(10)
Represents (i) 40,169 shares of our common stock issuable to Charles Larsen upon conversion of the Notes, (ii) 34,122 shares of our common stock issuable to Mr. Larsen upon exercise of the Series A-1 Warrants, (iii) 34,122 shares of our common stock issuable to Mr. Larsen upon exercise of the Series B-1 Warrants, and (iv) 34,122 shares of our common stock issuable to Mr. Larsen upon exercise of the Series C-1 Warrants. The Notes and the Warrants are subject to a beneficial ownership limitation of 4.99%, which does not permit the selling shareholder to convert that portion of the Notes or to exercise that portion of the Warrants that would result in the selling shareholder and his affiliates owning, after exercise, a number of shares of our common stock in excess of the beneficial ownership limitation. The amounts and percentages in the third column of the table do not give effect to the 4.99% beneficial ownership limitation, if applicable. Mr. Larsen is the chair of our board of directors.

(11)
Represents (i) 1,044,401 shares of our common stock issuable to Iroquois Capital Investment Group, LLC (“ICIG”) upon conversion of the Notes, (ii) 887,172 shares of our common stock issuable to ICIG upon exercise of the Series A-1 Warrants, (iii) 887,172 shares of our common stock issuable to ICIG upon exercise of the Series B-1 Warrants, and (iv) 887,172 shares of our common stock issuable to ICIG upon exercise of the Series C-1 Warrants. The Notes and the Warrants are subject to a beneficial ownership limitation of 4.99%, which does not permit the selling shareholder to convert that portion of the Notes or to exercise that portion of the Warrants that would result in the selling shareholder and its affiliates owning, after exercise, a number of shares of our common stock in excess of the beneficial ownership limitation. The amounts and percentages in the third column of the table do not give effect to the 4.99% beneficial ownership limitation, if applicable. Richard Abbe is the managing member of ICIG. Mr. Abbe has voting control and investment discretion over securities held by ICIG. As such, Mr. Abbe may be deemed to be the beneficial owner (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the securities held by ICIG. The principal business address of ICIG is 2 Overhill Road, Suite 400, Scarsdale, NY 10583. This information is based solely on information provided by ICIG on December 30, 2025.

(12)
Represents (i) 562,370 shares of our common stock issuable to Iroquois Master Fund Ltd (“IMF”) upon conversion of the Notes, (ii) 477,708 shares of our common stock issuable to IMF upon exercise of the Series A-1 Warrants, (iii) 477,708 shares of our common stock issuable to IMF upon exercise of the Series B-1 Warrants, and (iv) 477,708 shares of our common stock issuable to IMF upon exercise of the Series C-1 Warrants. The Notes and the Warrants are subject to a beneficial ownership limitation of 4.99%, which does not permit the selling shareholder to convert that portion of the Notes or to exercise that portion of the Warrants that would result in the selling shareholder and its affiliates owning, after exercise, a number of shares of our common stock in excess of the beneficial ownership limitation. The amounts and percentages in the third column of the table do not give effect to the 4.99% beneficial ownership limitation, if applicable. Iroquois Capital Management L.L.C. (“ICM”) is the investment manager of IMF. ICM has voting control and investment discretion over securities held by IMF. As Managing Members of ICM, Richard Abbe and Kimberly Page make voting and investment decisions on behalf of ICM in its capacity as investment manager to IMF. As a result of the foregoing, Mr. Abbe and Mrs. Page may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the securities held by ICM and IMF. The principal business address of IMF is c/o Iroquois Capital Management, LLC, 2 Overhill Road, Suite 400, Scarsdale, NY 10583. This information is based solely on information provided by IMF on December 30, 2025.

(13)
Represents (i) 321,354 shares of our common stock issuable to Aramas Series Trading Platform LLC - Special Opportunities 1 Series (“SOIS”) upon conversion of the Notes, (ii) 272,976 shares of our common stock issuable to SOIS upon exercise of the Series A-1 Warrants, (iii) 272,976 shares of our common stock issuable to SOIS upon exercise of the Series B-1 Warrants, and (iv) 272,976 shares of our common stock issuable to SOIS upon exercise of the Series C-1 Warrants. The Notes and the Warrants are subject to a beneficial ownership limitation of 4.99%, which does not permit the selling shareholder to convert that portion of the Notes or to exercise that portion of the Warrants that would result in the selling shareholder and its affiliates owning, after exercise, a number of shares of our common stock in excess of the beneficial ownership limitation. The amounts and percentages in the third column of the table do not give effect to the 4.99% beneficial ownership limitation, if applicable. Samuel Ginzburg makes voting and investment decisions on behalf of SOIS. The principal business address of SOIS is 521 5th Avenue, New York, NY 10175. This information is based solely on information provided by SOIS on December 30, 2025.

PLAN OF DISTRIBUTION
We are registering the shares of common stock issuable upon conversion of the Notes and exercise of the Warrants to permit the resale of these shares of common stock by the holders of the Notes and Warrants from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of common stock, although we will receive the exercise price of any Warrants not exercised by the selling stockholders on a cashless exercise basis. We will bear all fees and expenses incident to our obligation to register the shares of common stock.
The selling stockholders may sell all or a portion of the shares of common stock held by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, pursuant to one or more of the following methods:
•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;
•	in the over-the-counter market;
•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;
•	through the writing or settlement of options, whether such options are listed on an options exchange or otherwise;
•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	short sales made after the date the Registration Statement is declared effective by the SEC;
•	broker-dealers may agree with a selling security holder to sell a specified number of such shares at a stipulated price per share;
•	a combination of any such methods of sale; and
•	any other method permitted pursuant to applicable law.
The selling stockholders may also sell shares of common stock under Rule 144 promulgated under the Securities Act of 1933, as amended, if available, rather than under this prospectus. In addition, the selling stockholders may transfer the shares of common stock by other means not described in this prospectus. If the selling stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.
The selling stockholders may pledge or grant a security interest in some or all of the Notes, Warrants or shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.
To the extent required by the Securities Act and the rules and regulations thereunder, the selling stockholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed, which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.
Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.
There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.
The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the common stock. All of the foregoing may affect the marketability of the common stock and the ability of any person or entity to engage in market-making activities with respect to the common stock.
We will pay all expenses of the registration of the shares of common stock pursuant to the registration rights agreement, estimated to be approximately $70,000 in total, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, a selling stockholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act in accordance with the registration rights agreements or the selling stockholders will be entitled to contribution. We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act that may arise from any written information furnished to us by the selling stockholder specifically for use in this prospectus, in accordance with the related registration rights agreements or we may be entitled to contribution.
Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS
The validity of any securities offered from time to time by this prospectus will be passed upon by Dechert LLP.
EXPERTS
Our financial statements as of December 31, 2024 and 2023, and for each of the years in the two-year period ended December 31, 2024, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
The audit report covering the December 31, 2024 financial statements contains an explanatory paragraph that states that the Company’s recurring losses from operations and net capital deficiency raise substantial doubt about the entity’s ability to continue as a going concern. The financial statements have been prepared assuming that the Company will continue as a going concern. The Company has suffered recurring losses and negative cash flows from operations, has a net accumulated deficit and expects to incur additional losses and negative operating cash flows. These factors raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.
WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the securities we are offering under this prospectus. This prospectus does not contain all the information contained in the registration statement, including its exhibits and schedules. You should refer to the registration statement, including the exhibits and schedules, for further information about us and the common stock we may offer. Statements we make in this prospectus about certain contracts or other documents are not necessarily complete. When we make such statements, we refer you to the copies of the contracts or documents that are filed as exhibits to the registration statement, because those statements are qualified in all respects by reference to those exhibits. The registration statement, including exhibits and schedules, is on file at the office of the SEC and may be inspected without charge.
We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. Our SEC filings are available to the public at the SEC’s website at www.sec.gov.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
The SEC allows us to “incorporate by reference” the information we file with them which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. Any statement contained in a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or replaces that statement. We incorporate by reference the documents listed below and any future information filed (rather than furnished) with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act between the date of this prospectus and the termination of this offering; provided, however, that we are not incorporating any information furnished under Item 2.02 or Item 7.01 of any current report on Form 8-K:
•	our Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on March 27, 2025;
•
our Quarterly Reports on Form 10-Q (i) for the quarter ended March 31, 2025, filed on May 8, 2025, (ii) for the quarter ended June 30, 2025, filed on August 8, 2025, and (iii) for the quarter ended September 30, 2025, filed on November 14, 2025;

•
our Current Reports on Form 8-K filed with the SEC on March 13, 2025, March 18, 2025, March 27, 2025, May 23, 2025, June 2, 2025, June 25, 2025, June 25, 2025, July 1, 2025, July 3, 2025, July 18, 2025, August 6, 2025, August 20, 2025, August 27, 2025, October 17, 2025, October 21, 2025, November 3, 2025, November 7, 2025, November 10, 2025, and December 18, 2025;

•
the description of our common stock contained in our registration statement on Form 8-A filed with the SEC on June 14, 2021, including any amendments or reports filed for the purpose of updating such description.

These documents may also be accessed on our website at www.femasys.com. Except as otherwise specifically incorporated by reference in this prospectus, information contained in, or accessible through, our website is not a part of this prospectus.
We will furnish without charge to you, upon written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to these documents by writing or telephoning us at the following address:
Femasys Inc.
3950 Johns Creek Court, Suite 100
Suwanee, Georgia 30024
(770) 500-3910
Attn: Corporate Secretary

FEMASYS INC.
68,416,943 Shares

Common Stock
PROSPECTUS

January 9, 2026